Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 7,845,846,314.98	0.0001381	$ 1,083,511.38
Fees Previously Paid
	Total Transaction Valuation:	$ 7,845,846,314.98
	Total Fees Due for Filing:			$ 1,083,511.38
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,083,511.38
Offering Note
[1]	(i) Title of each class of securities to which transaction applies: Ordinary shares, nominal value Euro0.002 per share ("Centessa ordinary shares"), of Centessa Pharmaceuticals plc ("Centessa"), including all Centessa ordinary shares underlying American Depositary Shares of Centessa, each representing a beneficial ownership interest in one Centessa ordinary share. (ii) Aggregate number of securities to which transaction applies: As of the close of business on March 31, 2026, the maximum number of Centessa ordinary shares to which this transaction applies is estimated to be 171,312,040, which consists of: (a) 154,728,966 outstanding Centessa ordinary shares; (b) 15,428,753 Centessa ordinary shares underlying outstanding stock options; and (c) 1,154,321 Centessa ordinary shares underlying outstanding time-based restricted stock unit awards. (iii) Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Estimated solely for the purpose of calculating the filing fee, as of March 31, 2026, the underlying value of the transaction was calculated based on the sum of: (a) the product of 154,728,966 Centessa outstanding ordinary shares and the per share transaction consideration of $47.00; (b) the product of 15,428,753 Centessa ordinary shares underlying outstanding stock options and $33.66 (which is the difference between the per share transaction consideration of $47.00 and the weighted average exercise price of $13.34); and (c) the product of 1,154,321 Centessa ordinary shares underlying outstanding restricted stock unit awards and the per share transaction consideration of $47.00. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources